NEWS RELEASE

FOR IMMEDIATE RELEASE

FEDERAL HOME LOAN BANK OF BOSTON NAMES TIMOTHY J. BARRETT PRESIDENT AND CEO

BOSTON (September 2, 2021) - The Federal Home Loan Bank of Boston announced that Timothy J. Barrett has been appointed President and Chief Executive Officer, effective December 1, 2021.

“Tim is a dedicated and consummate professional who has demonstrated exceptional leadership and a deep commitment to the Bank’s mission, financial success, affordable housing and economic development, and diversity and inclusion efforts during his tenure of more than 10 years,” said Martin J. Geitz, chairman of FHLBank Boston’s board of directors. “His member-centric approach to the Bank’s business will skillfully guide the organization through these challenging times and increase the value of membership. With extensive knowledge of the critical role that FHLBanks play within our financial system, Tim is well respected within the industry and throughout the FHLBank system, and his deep understanding of how varying economic cycles affect the Bank and our members is an invaluable asset.”

Barrett joined the Bank in November 2010 as senior vice president and treasurer and was promoted to executive vice president and treasurer in January 2019. Prior to joining the Bank, he served as assistant treasurer at FMR LLC, the parent company of Fidelity Investments from September 2008 to October 2010; as treasurer and chief investment officer at Fidelity Personal Bank & Trust from August 2007 to September 2008; as managing director, global treasury at Investors Bank & Trust from September 2004 to July 2007; in various senior roles in treasury at FleetBoston Financial (including merged entities) from 1985 to 2004; and as an investment manager for Citibank, NA from 1981 to 1985. Barrett received his B.A. from St. Anselm College and his M.B.A. from Rensselaer Polytechnic Institute.

“I am honored to assume this new role as President and CEO of FHLBank Boston and excited for the opportunity to work with a focused team and board to meet the needs of our members that serve communities throughout New England,” said Barrett.

Barrett replaces Edward A. Hjerpe III, who has served as President and CEO since July 2009 and announced his retirement in April of this year.

“On behalf of the board and all Bank staff, I extend our sincerest gratitude to Ed for his steady leadership over the last 12 years,” said Geitz. “Tenacious and determined, he was instrumental in successfully steering the Bank through the Great Recession, galvanizing a team of dedicated leaders who restored strength and stability to the Bank, designing and implementing our voluntary affordable housing and economic development programs, and, most importantly, providing uninterrupted access to liquidity and funding for our members and the communities they serve.”

“I am proud to have served as President and CEO of FHLBank Boston since 2009. It has been the highlight of my career,” said Hjerpe. “I have had the privilege of working with some of the finest leaders in the industry including Tim with whom I have worked closely for more than 10 years. I am confident that he is a very capable and experienced leader who will guide the Bank, along with a very strong senior management team, through these challenging times and into a bright future.”

About the Bank

The Federal Home Loan Bank of Boston is a cooperatively owned wholesale bank for housing finance in the six New England states. Its mission is to provide highly reliable wholesale funding and liquidity to its member financial institutions in New England. The Bank also develops and delivers competitively priced financial products, services, and expertise that support housing finance, community development, and economic growth, including programs targeted to lower-income households.

Contact:
Adam Coldwell
617-292-9774
adam.coldwell@fhlbboston.com